Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Tidewater Inc.’s (the “Company”) Registration Statements No. 333-32729, No. 333-66054 and No. 333-136407 on Form S-8 of our reports dated May 24, 2007, relating to the consolidated financial statements and financial statement schedule of Tidewater Inc. and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended March 31, 2007.

/s/ DELOITTE & TOUCHE LLP

New Orleans, Louisiana

May 24, 2007